EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Tuesday Morning Corporation for the registration of 1,848,077 shares of its common stock of our reports dated August 27, 2007 with respect to the consolidated financial statements of Tuesday Morning Corporation and the effectiveness of internal control over financial reporting of Tuesday Morning Corporation, included in its Transition Report on Form 10-K/T for the six months ended June 30, 2007  filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, TX
August 27, 2007